                            EMPLOYEE BENEFITS AGREEMENT

                                      BETWEEN

                                CINCINNATI BELL INC.

                                        AND

                               CONVERGYS CORPORATION


TABLE OF CONTENTS

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                                                                            Page
                                                                            ----
ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II     GENERAL PRINCIPLES. . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE III    DEFINED BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE IV     DEFINED CONTRIBUTION PLANS. . . . . . . . . . . . . . . . . . . 6

ARTICLE V      HEALTH AND WELFARE PLANS. . . . . . . . . . . . . . . . . . . . 7

ARTICLE VI     EXECUTIVE BENEFITS AND NON-EMPLOYEE
                 DIRECTOR BENEFITS . . . . . . . . . . . . . . . . . . . . . .11

ARTICLE VII    GENERAL AND ADMINISTRATIVE. . . . . . . . . . . . . . . . . . .14

ARTICLE VIII   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .16


                            EMPLOYEE BENEFITS AGREEMENT

     This EMPLOYEE BENEFITS AGREEMENT, dated as of October 14, 1998, is by and between Cincinnati Bell Inc. ("CBI") and Convergys Corporation ("Convergys").

     WHEREAS, CBI has determined to distribute to its shareholders all of the Convergys common shares owned by CBI (the "Distribution"); and

     WHEREAS, in conjunction with the Distribution, the parties have agreed to enter into an agreement allocating assets, liabilities and responsibilities with respect to certain employee compensation and benefit programs;

     NOW, THEREFORE, the parties agree as follows:

                                     ARTICLE I
                                    DEFINITIONS

     For purposes of this Agreement the following terms shall have the following meanings:

     1.1  AGREEMENT means this Employee Benefits Agreement.

     1.2 CBI ENTITY means CBI and any corporation that is, at the relevant time, a direct or indirect subsidiary of CBI, except that, for periods beginning on and after the Distribution Date, the term "CBI Entity" shall not include a Convergys Entity.

     1.3 CODE means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

     1.4 CONVERGYS ENTITY means Convergys and any corporation that is, at the relevant time, a direct or indirect subsidiary of Convergys, Cincinnati Bell Information Systems Inc. and its direct and indirect subsidiaries and MATRIXX Marketing Inc. and its direct and indirect subsidiaries.

     1.5 CONVERGYS INDIVIDUAL means any individual (a) who is either actively employed by or on leave of absence from a Convergys Entity on the Distribution Date; (b) who is transferred from a CBI Entity to a Convergys Entity on the Distribution Date or (c) who retired or separated from a Convergys Entity prior to the Distribution Date and has not been reemployed by a CBI Entity or Convergys Entity since retiring or separating. In addition, CBI and Convergys may designate, by mutual agreement, any other individual or group of individuals as Convergys Individuals.

     1.6  DISTRIBUTION DATE means the date on which the Distribution occurs.

     1.7 ERISA means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

     1.8 IPO DATE means the date on which the initial public offering of Convergy's common shares is closed.

     1.9 NON-EMPLOYEE DIRECTOR, when immediately preceded by "CBI," means a member of CBI's Board of Directors who is not an employee of a CBI Entity or a Convergys Entity. When immediately preceded by "Convergys," Non-Employee Director means a member of Convergys's Board of Directors who is not an employee of a CBI Entity or a Convergys Entity.

     1.10 PLAN, when immediately preceded by "CBI" or "Convergys," means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle providing benefits to employees, former employees or Non-Employee Directors of a CBI Entity or a Convergys Entity, as applicable.


                                     ARTICLE II
                                 GENERAL PRINCIPLES

     2.1 ASSUMPTION OF LIABILITIES. Convergys hereby assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, all of the following (regardless of when or where such liabilities arose or arise or were or are incurred): (i) all liabilities, other than those arising out of or relating to workers' compensation claims, arising out of or relating to Convergys Individuals and their respective dependents and beneficiaries, in each case relating to, arising out of or resulting from employment by a CBI Entity before becoming Convergys Individuals (including liabilities under CBI Plans and Convergys Plans); (ii) all other liabilities to or relating to Convergys Individuals and other employees or former employees of Convergys Entities, and their dependents and beneficiaries, to the extent relating to, arising out of or resulting from future, present or former employment with a Convergys Entity (including liabilities under CBI Plans and Convergys Plans) and
(iii) all other liabilities relating to, arising out of or resulting from obligations, liabilities and responsibilities expressly assumed or retained by a Convergys Entity or a Convergys Plan pursuant to this Agreement.

     2.2  CONVERGYS PARTICIPATION IN CBI PLANS.

          (a) CBI'S GENERAL OBLIGATIONS AS PLAN SPONSOR. CBI shall continue through the Distribution Date to administer, or cause to be administered, in accordance with their terms and applicable law, the CBI Plans, and shall have the sole discretion and authority to interpret the CBI Plans as set forth therein. Before the Distribution Date, CBI shall not, without the prior consent of Convergys, amend any material feature of any CBI Plan in which a Convergys Entity is a participating company, except to the extent such amendment would not affect any benefits of Convergys Individuals under such Plan or as may be necessary or appropriate to comply with any collective bargaining agreement or applicable law.

          (b) CONVERGYS' GENERAL OBLIGATIONS AS PARTICIPATING COMPANY. Convergys shall perform with respect to its participation in the CBI Plans, and shall cause each other Convergys Entity that is a participating company in any CBI Plan to perform, the duties of a participating company as set forth in such Plans or any procedures adopted pursuant thereto, including: (i) assisting in the administration of claims, to the extent requested by the claims administrator of the applicable CBI Plan; (ii) cooperating fully with CBI Plan auditors, benefit personnel and benefit vendors; (iii) preserving the confidentiality of all financial arrangements CBI has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom CBI has entered into an agreement relating to the CBI Plans; and (iv) preserving the confidentiality of participant health information (including health information in relation to FMLA leaves).

          (c) TERMINATION OF PARTICIPATING COMPANY STATUS. Effective as of the Distribution Date, each Convergys Entity shall cease to be a participating company in the CBI Plans.

     2.4 CONVERGYS PLANS. The Convergys Plans shall be, with respect to Convergys Individuals who are participating in CBI Plans, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding CBI Plans. CBI and Convergys shall agree on methods and procedures, including amending the respective plan documents, to prevent Convergys Individuals from receiving duplicative benefits
from the CBI Plans and the Convergys Plans.    With respect to Convergys
Individuals, each Convergys Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the Distribution Date, were recognized under the corresponding CBI Plan shall, as of immediately after the Distribution Date, receive full recognition, credit, and validity and be taken into account under such Convergys Plan to the same extent as if such items occurred under such Convergys Plan, except to the extent that duplication of benefits would result. The provisions of this Agreement for the transfer of assets from certain trusts relating to CBI Plans to the corresponding trusts relating to Convergys Plans are based upon the understanding of the parties that each such Convergys Plan will assume all liabilities of the corresponding CBI Plan to or relating to Convergys Individuals, as provided for herein. If any such liabilities are not effectively assumed by the appropriate Convergys Plan, then the amount of assets transferred to the trust relating to such Convergys Plan from the trust relating to the corresponding CBI Plan shall be recomputed, ab initio, as set forth below but taking into account the retention of such liabilities by such CBI Plan, and assets shall be transferred by the trust relating to such Convergys Plan to the trust relating to such CBI Plan so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of assets.

     2.5 PORTABILITY OF BENEFITS. On or before the Distribution Date, CBI and Convergys may enter into an Interchange Agreement providing for (among other things) the portability of benefits and mutual recognition of service with respect to individuals who terminate employment with a CBI Entity and who become employees of a Convergys Entity during the six month period commencing on the Distribution Date or who terminate employment with a Convergys Entity and who become employees of a CBI Entity during such six month period.

                                    ARTICLE III
                               DEFINED BENEFIT PLANS

     3.1 ESTABLISHMENT OF MIRROR PENSION PLAN. Effective immediately after the Distribution Date, Convergys shall establish a qualified defined benefit pension plan (the "Convergys Pension Plan") for its eligible employees the provisions of which shall mirror the provisions of CBPP and CBMPP.

     3.2 ASSUMPTION OF LIABILITIES BY CONVERGYS PENSION PLAN. Immediately after the Distribution Date, all liabilities to or relating to Convergys Individuals under CBPP and CBMPP (collectively, the "CBI Pension Plans"), shall cease to be liabilities of the CBI Pension Plans and shall be assumed by the Convergys Pension Plan.

     3.3  CALCULATION OF CBMPP ASSET ALLOCATION.

          (a) As soon as practicable after the Distribution Date, CBI shall cause to be calculated, for CBMPP and the Convergys Pension Plan, as of the Distribution Date:

               (i) An "Initial Allocation Amount," which shall reflect a 75% probability that CBMPP and the Convergys Pension Plan assets at the end of ten years will each exceed the present value of all projected future benefit payments for each plan, with any difference (positive or negative) between these assets and the present value of projected future benefit payments at the end of ten years for the combined plans allocated between the plans on a proportional basis reflecting the present value of all projected future benefit payments at the end of ten years for each plan.

               (ii) The Initial Allocation Amount for CBMPP and the Convergys Pension Plan shall be determined in a manner consistent with CBI's pension funding policy in effect on January 1, 1998, a summary of which is attached hereto.

          (b) A "414(1)(1) Amount" for each of CBMPP and the Convergys Pension Plan shall be determined, which shall equal the minimum amount necessary to fully fund benefits under CBMPP and the Convergys Pension Plan on a "termination basis" (as that term is defined in Treas. Reg. Section 1.414(1)-1(b)(5)). The assumptions used in determining the 414(1)(1) Amounts shall be those used in the determination of the minimum required contribution under ERISA for the Plan Year beginning January 1, 1998, except that the discount rate and mortality assumption shall be determined in accordance with Internal Revenue Code Section 414(1).

          (c) If the aggregate amount of the assets of CBMPP as of the Distribution Date is not less than the sum of the 414(1)(1) Amounts for CBMPP and the Convergys Pension Plan, then such assets shall be allocated between CBMPP and the Convergys Pension Plan in accordance with the following:

               (i) If the Initial Allocation Amount is greater than or equal to the 414(1)(1) Amount for CBMPP, and the Initial Allocation Amount is greater than or equal to the 414(1)(1) Amount for the Convergys Pension Plan, then the amounts of assets allocated to CBMPP and the Convergys Pension Plan shall equal their respective Initial Allocation Amounts.

               (ii) If the Initial Allocation Amount is greater than or equal to the 414(1)(1) Amount for CBMPP, but the Initial Allocation Amount is less than the 414(1)(1) Amount for the Convergys Pension Plan, then the amount of assets allocated to the Convergys Pension Plan shall equal the 414(1)(1) Amount for the Convergys Pension Plan, and the amount of assets allocated to CBMPP shall equal the excess of (x) the total amount of assets, as of the Distribution Date, of CBMPP over (y) the 414(1)(1) Amount for the Convergys Pension Plan.

              (iii) If the Initial Allocation Amount is less than the 414(1)(1) Amount for the CBMPP, but the Initial Allocation Amount is greater than or equal to the 414(1)(1) Amount for the Convergys Pension Plan, then the amount of assets allocated to CBMPP shall equal the 414(1)(1) Amount for CBMPP, and the amount of assets allocated to the Convergys Pension Plan shall equal the excess of (x) the total amount of assets, as of the Distribution Date, of CBMPP over
(y) the 414(1)(1) Amount for CBMPP.

          (d) If the aggregate amount of the assets of CBMPP as of the Distribution Date is less than the sum of the 414(1)(1) Amounts for CBMPP and the Convergys Pension Plan, then such assets shall be allocated between CBMPP and the Convergys Pension Plan as follows:

               (i) CBI and Convergys shall obtain a quote from a mutually agreeable insurance company for the provision of immediate and deferred annuities payable under CBMPP and the Convergys Pension Plan for all accrued benefits under CBMPP as of the Distribution Date.

               (ii) If the aggregate amount of assets of the Distribution Date is not less than the amount of such quote, the amount of assets allocated to CBMPP and the Convergys Pension Plan shall be determined in accordance with Subsection (c) above, except that, in making that determination, the amount of such quote for CBMPP and the Convergys Pension Plan shall be substituted for the 414(1)(1) Amount for each plan.

              (iii) If the aggregate amount of assets as of the Distribution Date is less than the amount of such quote, the amount of assets allocated to CBMPP and the Convergys Pension Plan shall be determined on a plan termination basis in accordance with ERISA Section 4044 using the same assumptions as those used in computing the 414(1)(1) Amounts.

          (e) For purposes of this Section 3.3, references to the "Convergys Pension Plan" shall mean that portion of the Convergys Pension Plan corresponding to CBMPP.

     3.4 CALCULATION OF CBPP ASSET ALLOCATION. The asset allocation of the CBPP and the Convergys Pension Plan shall be determined by applying Section 3.3 but substituting "CBPP" for "CBMPP" wherever it appears in that Section.

     3.5 TRANSFER OF CONVERGYS PENSION PLAN'S INTERESTS FROM THE CBI PENSION TRUST TO THE CONVERGYS PENSION TRUST. The actual segregation of the interests of the Convergys Pension Plan in Cincinnati Bell Pension Plans Trust (the "CBI Pension Trust") into separate trust accounts, and the transfer of the Convergys Pension Plan's allocable share of the assets from the CBI Pension Trust to the trust established in conjunction with the Convergys Pension Plan (the "Convergys Pension Trust"), shall occur as soon as practicable after the calculation of such interests pursuant to Sections 3.3 and 3.4. The assets to be transferred from the CBI Pension Trust to the Convergys Pension Trust share shall consist of a pro rata share of each class of assets in the CBI Pension Trust, unless CBI and Convergys agree otherwise.


                                     ARTICLE IV
                             DEFINED CONTRIBUTION PLANS

     4.1 RETIREMENT SAVINGS PLANS. Effective as of the Distribution Date, (a) a Convergys Savings Plan designated by Convergys shall assume and be solely responsible for all liabilities relating to each Convergys Individual under any CBI Savings Plan and (b) CBI shall cause the accounts of such Convergys Individual under each CBI Savings Plan to be transferred to the Convergys Savings Plan designated by Convergys and Convergys shall cause such transferred accounts to be accepted by the Convergys Savings Plan. CBI and Convergys shall take such action as may be needed to cause the assets associated with each transferred account to be transferred from the trust established in conjunction with the CBI Savings Plan to the trust established in conjunction with the Convergys Savings Plan. For purposes of this Section 4.1, "CBI Savings Plan" means Cincinnati Bell Inc. Savings and Security Plan and "Convergys Plan" means CBIS Retirement and Savings Plan and MATRIXX Marketing Inc. Profit Sharing/401(k) Plan.

     4.2 CBI ESOP. The Cincinnati Bell Inc. Employee Stock Ownership Plan (the "CBI ESOP") shall be solely responsible for all liabilities relating to Convergys Individuals under the CBI ESOP. The parties acknowledge that, as a result of the Distribution, the CBI ESOP will, after the Distribution Date, hold both CBI common shares and Convergys common shares and that, in order to continue to qualify as an employee stock ownership plan, the CBI ESOP will be required to dispose of the Convergys common shares and reinvest in CBI common shares. The parties further acknowledge that applicable law generally prohibits such plans from holding securities that are not "qualifying employer securities" within the meaning of Code Section 409 for more than a reasonable time after the Distribution Date unless the Internal Revenue Service ("IRS") grants an extension of time. Accordingly, CBI shall request the IRS to grant an

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extension of such holding period as its financial advisors shall deem prudent to allow the CBI ESOP to dispose of the Convergys common shares received by it as a result of the Distribution and, to reinvest in CBI common shares, in a manner consistent with the best interests of the ESOP participants. It also is understood that, for purposes of the CBI ESOP, each Convergys Individual will be deemed to have terminated employment on the Distribution Date.

                                     ARTICLE V
                              HEALTH AND WELFARE PLANS

     5.1 TRANSFER OF RETIREMENT FUNDING ACCOUNT ASSETS. This Section 5.1 shall apply to the CBI group life insurance contract that has a retirement funding account (the "CBI RFA") maintained for the purpose of accumulating, through employer contributions in advance of employee retirements, a fund to be used to pay all or a portion of the costs for continuing life insurance protection for employees after their retirement. As soon as practicable after the Distribution Date, there shall be transferred to the retirement funding account of a Convergys Entity group life insurance contract an amount of assets having a fair market value as of the Distribution Date equal to the product obtained by multiplying (a) the present value, as of the Distribution Date, of the future benefit obligation with respect to Convergys Individuals to be discharged from the CBI RFA, divided by the present value of the future benefit obligations with respect to all individuals whose benefits are to be discharged from the CBI RFA assets as of the Distribution Date times (b) the fair market value of all CBI RFA assets as of the Distribution Date. CBI and Convergys shall adopt, and shall use their reasonable best efforts to cause their insurers to adopt, procedures to implement such asset transfers in a reasonable and expeditious manner that is consistent with the underlying group life insurance contracts and applicable legal requirements. Nothing in this Agreement shall be interpreted to provide that any assets so transferred have reverted to CBI or Convergys.

     5.2  VENDOR CONTRACTS.

          (a)  GROUP INSURANCE POLICIES.

               (i) This Section 5.2(a) applies to group insurance policies other than the group life insurance contract referred to in Section 5.1 ("Group Insurance Policies").

               (ii) To the extent that Convergys Individuals are covered under a CBI Group Insurance Policy in existence as of the date of this Agreement, at the request of Convergys, CBI shall use its reasonable best efforts to amend such Group Insurance Policy to permit Convergys to participate in the terms and conditions of such policy from immediately after the Distribution Date until the expiration of the financial fee and rate guarantees in effect under such Group Insurance Policy as of the Distribution Date.

              (iii) Convergys' participation in the terms and conditions of each such Group Insurance Policy shall be effectuated by obligating the insurance company that issued such insurance policy to CBI to issue one or more separate policies to Convergys. Such terms and conditions shall include the financial and termination provisions, performance standards and target claims.

               (iv) If CBI is not successful in negotiating policy provisions that will permit compliance with Sections 5.2(a)(ii) and (iii) prior to the Distribution Date, at the request of Convergys, CBI shall use its reasonable best efforts to either continue to cover Convergys under its Group Insurance Policies or procure a separate policy for Convergys until Convergys has procured such separate insurance policy or made other arrangements for replacement coverage, and Convergys shall bear all costs incurred by CBI to continue such coverage.

          (b) EFFECT OF CHANGE IN RATES. CBI and Convergys shall use their reasonable best efforts to cause each of the insurance companies, HMOs, point-of-service vendors and third-party administrators providing services and benefits under the CBI Health and Welfare Plans and the Convergys Health and Welfare Plans to maintain the premium and/or administrative rates based on the aggregate number of participants in both the CBI Health and Welfare Plans and the Convergys Health and Welfare Plans through the expiration of the financial fee or rate guarantees in effect as of the Distribution Date under the respective ASO Contracts, Group Insurance Policies, and HMO Agreements. To the extent they are not successful in such efforts, CBI and Convergys shall each bear the revised premium or administrative rates attributable to the individuals covered by their respective Health and Welfare Plans.

     5.3  CBI WORKERS' COMPENSATION PROGRAM.

          (a)  ADMINISTRATION.

               (i) Through the Distribution Date or such earlier date as may be agreed by CBI and Convergys, CBI shall continue to be responsible for the administration of all claims and associated premiums, fees and other costs that
(1) are, or have been, incurred under the various arrangements established by any CBI Entity to comply with the workers' compensation regulations of the states where CBI and its affiliates conduct business (the "CBI WCP") before the Distribution Date by Convergys Individuals and other employees and former employees of the Convergys Entities through the Distribution Date ("Convergys WCP Claims") and (2) have been historically administered by CBI or its insurance company.

               (ii) Effective immediately after the Distribution Date or such earlier date as may be agreed by CBI and Convergys, (A) Convergys shall, to the extent Legally Permissible (as defined below), be responsible for the administration of all Convergys WCP Claims and associated premiums, fees and other costs, whether those claims were previously administered by CBI or Convergys, and (B) CBI shall be responsible for the administration of all Convergys WCP Claims not administered by Convergys pursuant to clause (A), whether previously administered by CBI or Convergys and whether under the self-insured or insured portion of the CBI WCP. Any determination made, or settlement entered into, by either party or its insurance company with respect to Convergys WCP Claims for which it is administratively responsible shall be final and binding upon the other party.

              (iii) Each party shall fully cooperate with the other with respect to the administration and reporting of Convergys WCP Claims, the payment of Convergys WCP Claims determined to be payable, and the transfer of the administration of any Convergys WCP Claims to the other party as determined under Section 5.3(a)(ii).

               (iv) For purposes of this Section 5.3(a), "Legally Permissible" shall be determined on a state-by-state basis, and shall mean that administration of Convergys WCP Claims by Convergys both (A) is permissible under the applicable state's workers' compensation laws (taking into account all relevant facts, including that Convergys may have a self-insurance certificate in that state) and (B) would not have a material adverse effect on CBI's self-insurance certificate within that state. If it is determined that, in a particular state, it is Legally Permissible for Convergys to administer Convergys WCP Claims, then Convergys shall be responsible for the administration of all Convergys WCP Claims incurred in that state, whether previously administered by CBI, Convergys, or an insurance company. If it is determined that, in a particular state, it is not Legally Permissible for Convergys to administer Convergys WCP Claims, then CBI shall be responsible for the administration of all Convergys WCP Claims incurred in that state, whether previously administered by CBI, Convergys, or an insurance company.

          (b)  SELF-INSURANCE STATUS.

               (i) CBI shall amend its certificates of self-insurance with respect to workers' compensation and any applicable group insurance policies to include Convergys until the Distribution Date, and Convergys shall fully cooperate with CBI in obtaining such amendments. All costs incurred by CBI in amending such certificates or group insurance policies, including filing fees, adjustments of security and excess loss policies and amendment of safety programs, shall be shared equally by CBI and Convergys. CBI shall use its reasonable best efforts to obtain self-insurance status for workers' compensation for Convergys effective immediately after the Distribution Date in each jurisdiction in which Convergys conducts business and in which CBI is self-insured, if CBI determines that such status is beneficial to Convergys. Convergys hereby authorizes CBI to take all actions necessary and appropriate on its behalf in order to obtain such self-insurance status.

               (ii) CBI shall also arrange a contingent insured or other arrangement for payment of workers' compensation claims, into which Convergys shall enter if and to the extent that CBI fails to obtain self-insured status for Convergys as provided in Section 5.3(b)(i), unless Convergys obtains another such arrangement that is effective immediately after the Distribution Date, in which event Convergys shall reimburse CBI for any expenses incurred by CBI in procuring such contingent arrangement.

          (c)  INSURANCE POLICY.

               (i) In the event the workers' compensation insurance policy that CBI maintains under the CBI WCP expires before the Distribution Date, CBI shall use its reasonable best efforts to renew such policy and to cause the issuing insurance company to issue a separate policy to Convergys. If CBI is not able to cause such insurance company to issue such separate insurance policy, Convergys shall use its reasonable best efforts to procure a separate policy from another insurance company or to obtain self-insurance status, and CBI shall use its reasonable best efforts to continue to cover Convergys under its renewed policy until the earlier of (A) the date on which Convergys' application for such self-insurance status is approved or (B) the date on which a separate insurance policy is procured. Convergys shall compensate CBI for all costs incurred by CBI to continue such coverage. Any claims incurred by Convergys Individuals after the Distribution Date that will be covered under and during any such continuation of coverage shall be treated as being incurred before the Distribution Date for purposes of determining the party responsible for the administration of benefits.

               (ii) CBI shall use its reasonable best efforts to maintain the premium rates for all workers' compensation insurance policies for both CBI and Convergys in effect for periods through the Distribution Date to be based on the aggregate number of employees covered under the workers' compensation insurance policies of both CBI and Convergys. Any premiums due under the separate workers' compensation insurance issued to Convergys shall be payable by Convergys.

     5.4  CONTINUANCE OF ELECTIONS, CO-PAYMENTS AND MAXIMUM  BENEFITS.

          (a) The transfer or other movement of employment from CBI to Convergys at any time before the Distribution Date shall constitute a "status change" under the CBI Health and Welfare Plans or the Convergys Health and Welfare Plans.

          (b) Convergys shall cause the Convergys Health and Welfare Plans to recognize and give credit for (i) all amounts applied to deductibles, out-of-pocket maximums, and other applicable benefit coverage limits with respect to which such expenses have been incurred by Convergys Individuals under the CBI Health and Welfare Plans for the remainder of the year in which the Distribution occurs, and (ii) all benefits paid to Convergys Individuals under the CBI Health and Welfare Plans for purposes of determining when such persons have reached their lifetime maximum benefits under the Convergys Health and Welfare Plans.

          (c) Convergys shall provide coverage to Convergys Individuals under the Convergys Group Life Program without the need to undergo a physical examination or otherwise provide evidence of insurability.

                                     ARTICLE VI
               EXECUTIVE BENEFITS AND NON-EMPLOYEE DIRECTOR BENEFITS

     6.1 LONG TERM INCENTIVE PLANS. For purposes of this Agreement, "CBI LTIP" means any of the CBI 1988 Long Term Incentive Plan, the CBI 1989 Stock Option Plan, the CBI 1997 Long Term Incentive Plan, the CBI 1988 Stock Option Plan for Non-Employee Directors and the CBI 1997 Stock Option Plan for Non-Employee Directors and "Convergys LTIP" means the Convergys Corporation 1998 Long Term Incentive Plan.

          (a)  STOCK OPTIONS.   For purposes of this Agreement, "CBI Option"
means an option to purchase CBI common shares pursuant to a CBI LTIP and "Convergys Option" means an option to purchase Convergys common shares pursuant to the Convergys LTIP. At the time of the Distribution, each holder of a CBI Option shall receive a Convergys Option to purchase a number of Convergys common shares equal to the number of CBI common shares subject to the CBI Option. Each Convergys Option shall have the same terms and conditions (including vesting) as the CBI Option with respect to which it is granted, except that termination of employment shall mean (i) in the case of a CBI employee or director, termination of employment with CBI and (ii) in the case of a Convergys employee or director, termination of employment with Convergys. Each CBI Option shall be amended to provide that, in the case of a Convergys employee or director, termination of employment shall mean termination of employment with Convergys. The exercise price per share of each CBI Option (the "CBI Exercise Price") shall be reduced, and the exercise price per share of the associated Convergys Option (the "Convergys Exercise Price") shall be set so that (i) the sum of the CBI Exercise Price (after the reduction provided herein) and the Convergys Exercise Price is equal to the CBI Exercise Price (before the reduction provided herein) and (ii) the ratio of the CBI Exercise Price (after the reduction provided herein) to the Convergys Exercise Price is equal to the ratio of the average of the daily high and low per-share prices of CBI common shares on the New York Stock Exchange ("NYSE") during each of the five trading days starting on the ex-dividend date for the Distribution to the average of the daily high and low per-share prices of Convergys common shares on the NYSE during each of the five trading days starting on the ex-dividend date for the Distribution. Notwithstanding the foregoing, in the event that the number of Convergys common shares to be distributed to each CBI shareholder at the time of the Distribution with respect to each CBI common share owned by the shareholder on the record date for the Distribution is greater or less than one, the number of Convergys common shares represented by each Convergys Option and the Convergys Exercise Price shall be adjusted to reflect such difference.

          (b)  RESTRICTED STOCK.   For purposes of this Agreement, "CBI
Restricted Stock" means CBI common shares issued subject to restrictions pursuant to a CBI LTIP and "Convergys Restricted Stock" means Convergys common shares issued subject to restrictions pursuant to the Convergys LTIP. At the time of the Distribution, the Convergys common shares distributable to each holder of CBI Restricted Stock shall be issued pursuant to the Convergys LTIP and shall be subject to the same restrictions, terms and conditions (including vesting) as the CBI Restricted Stock with respect to which they are distributed, except that termination of employment shall mean (i) in the case of a CBI employee, termination of employment with CBI and (ii) in the case of a Convergys employee, termination of employment with Convergys. Each CBI Restricted Stock grant shall be amended to provide that, in the case of a Convergys employee or director, termination of employment shall mean termination of employment with Convergys.

     6.5 CBI EXECUTIVE DEFERRED COMPENSATION PLAN. Immediately after the Distribution Date, the accrued benefit of any Convergys Individual in the CBI Executive Deferred Compensation Plan shall be transferred to and assumed by the Convergys Executive Deferred Compensation Plan.

     6.6 DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS. Immediately after the Distribution Date, the accrued benefit of any Convergys Non-Employee Director in the CBI Deferred Compensation Plan for Outside Directors (the "CBI Directors Plan") shall be transferred to and assumed by the Convergys Deferred Compensation Plan for Non-Employee Directors (the "Convergys Directors Plan"). The Convergys Directors Plan shall be, with respect to the Convergys Non-Employee Directors who participated in the CBI Director Plan, in all respects the successor in interest to, and shall not provide benefits that duplicate benefits provided by, the CBI Directors Plan.


     6.7  CONSENTS AND NOTIFICATIONS.   CBI and Convergys shall use their
reasonable best efforts to obtain, or cause to be obtained, to the extent necessary, the written consent of each Convergys Individual and Convergys Director who is a party to an individual agreement and/or a participant in the CBI Executive Deferred Compensation Plan, the CBI Long Term Plan, or the CBI Deferred Compensation Plan for Outside Directors, to the treatment of such individual agreement or plan, as applicable, in accordance with this Article VI, including the assumption by Convergys and the Convergys Entities, of sole responsibility for, and the release of the CBI Entities from, all liabilities thereunder; provided, that no failure to seek or to obtain any such consent shall have any effect upon the obligations of the Convergys Entities with respect to such liabilities.


     6.8  NON-COMPETITION AND CONFIDENTIALITY.

          (a) NON-COMPETITION AGREEMENTS AND POLICIES. Prior to the Distribution Date, CBI and Convergys shall take such action as may be necessary to ensure that, during the 18-month period commencing on the Distribution Date,
(i) employment with a Convergys Entity shall not be deemed to be in violation of any CBI Entity non-competition policy or agreement and (ii) employment with any CBI Entity shall not be deemed to be in violation of any Convergys Entity non-competition policy or agreement.

          (b)  CONFIDENTIALITY AND PROPRIETARY INFORMATION.   No provision of
this Agreement shall be deemed to release any individual for any violation of any agreement or policy of a CBI Entity or Convergys Entity pertaining to confidential or proprietary information of a CBI Entity or Convergys, or otherwise relieve any individual of his or her obligations under such agreement or policy.

     6.9 CORPORATE-OWNED LIFE INSURANCE. CBI shall retain all corporate-owned life insurance policies that were purchased by CBI in 1986, including those policies insuring Convergys Individuals. CBI shall continue, liquidate and/or administer such corporate-owned life insurance policies on terms and conditions agreed to by CBI and Convergys. Convergys and CBI shall share all information that may be necessary to identify the individuals insured by the corporate-owned life insurance policies owned by CBI and to determine when and whether such individuals are deceased.

     6.10 MANAGEMENT INCENTIVE COMPENSATION PAYMENTS. Effective as of the Distribution Date, Convergys shall assume all liabilities to Convergys Individuals for bonuses under CBI's 1998 bonus program and all liabilities to Convergys Individuals for performance awards under CBI's Senior Management Long Term Incentive Plan for the three-year performance periods commencing in 1996, 1997 and 1998. CBI and Convergys shall determine (a) the extent to which established performance criteria (after taking into account the effects of the initial public offering of Convergys common shares and the Distribution) have been met and (b) the payment level for each Convergys Individual.


                                    ARTICLE VII
                             GENERAL AND ADMINISTRATIVE

     7.1  PAYMENT OF LIABILITIES, PLAN EXPENSES AND RELATED MATTERS.

          (a) ACTUARIAL AND ACCOUNTING METHODOLOGIES AND ASSUMPTIONS. For purposes of this Agreement, unless specifically indicated otherwise: (i) all actuarial methodologies and assumptions used for a particular Plan shall (except to the extent otherwise determined by CBI and Convergys to be reasonable or necessary) be substantially the same as those used in the actuarial valuation of that Plan used to determine minimum funding requirements under ERISA Section 302 and Code Section 412 for 1998, or, if such Plan is not subject to such minimum funding requirements, used to determine CBI's deductible contributions under Code Section 419A or, if such Plan is not subject to Code Section 419A, the assumptions used to prepare CBI's audited financial statements for 1997, as the case may be; and (ii) the value of plan assets shall be the value established for purposes of audited financial statements of the relevant plan or trust for the period ending on the date as of which the valuation is to be made.
Convergys liabilities relating to, arising out of or resulting from the status of the Convergys Entities as participating companies in CBI and all accruals relating thereto shall be determined using actuarial assumptions and methodologies (including with respect to demographics, medical trends and other relevant factors) in a manner consistent with CBI's practice as in effect on the effective date of this Agreement and in conformance with the generally accepted actuarial principles promulgated by the American Academy of Actuaries, the Code, ERISA, and/or generally accepted accounting principles, as applicable, in each case consistent with past CBI practice. Except as otherwise contemplated by this Agreement or as required by law, all determinations as to the amount or valuation of any assets of or relating to any CBI Plan (whether or not such assets are being transferred to a Convergys Plan) shall be made pursuant to procedures to be established by the parties before the Distribution Date.

          (b) PAYMENT OF LIABILITIES; DETERMINATION OF EMPLOYEE STATUS. Convergys shall pay directly, or reimburse CBI promptly for, all liabilities assumed by it pursuant to this Agreement, including all compensation payable to Convergys Individuals for services rendered to a Convergys Entity (i) after the date of this Agreement, (ii) while in the employ of a CBI Entity and (iii) before becoming a Convergys Individual. Determinations of what entity employs or employed a particular individual shall be made by reference to the applicable legal entity and/or other appropriate accounting code, to the extent possible.

     7.2 NON-TERMINATION OF EMPLOYMENT; NO THIRD-PARTY BENEFICIARIES. No provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Convergys Individual or other future, present or former employee of any CBI Entity or Convergys Entity under any CBI Plan or Convergys Plan or otherwise. Without limiting the generality of the foregoing: (i) neither the Distribution nor the termination of the participating company status of a Convergys Entity shall cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the CBI Plans (other than the CBI ESOP), any of the Convergys Plans, or any of the Individual Agreements; and (ii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Convergys, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Convergys Plan, any benefit under any Convergys Plan or any trust, insurance policy or funding vehicle related to any Convergys Plan.

     7.3 BENEFICIARY DESIGNATIONS. All beneficiary designations made by Convergys Individuals for CBI Plans shall be transferred to and be in full force and effect under the corresponding Convergys Plans until such beneficiary designations are replaced or revoked by the Convergys Individual who made the beneficiary designation.

     7.4 REQUESTS FOR IRS RULINGS AND DOL OPINIONS. The parties shall cooperate fully with each other on any issue relating to the transactions contemplated by this Agreement for which either party elects to seek a determination letter or private letter ruling from the IRS or an advisory opinion from the Department of Labor.

     7.5 FIDUCIARY STATUS. CBI and Convergys each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard.

     7.6 CONSENT OF THIRD PARTIES. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, CBI and Convergys shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, CBI and Convergys shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase "reasonable best efforts" as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.


                                    ARTICLE VIII
                                   MISCELLANEOUS

     8.1 EFFECT IF DISTRIBUTION DOES NOT OCCUR. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Distribution Date, immediately after the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by Convergys and CBI.

     8.2 RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

     8.3 AFFILIATES. Each of CBI and Convergys shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by a CBI Entity or a Convergys Entity, respectively.

     8.4 GOVERNING LAW. To the extent not preempted by applicable federal law, this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Ohio, irrespective of the choice of law principles of the State of Ohio, as to all matters, including matters of validity, construction, effect, performance and remedies.

     8.5 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement (including any questions of fraud or questions concerning the validity and enforceability of this Agreement or any of the rights herein) shall be determined and settled in accordance with Article 11 of the Plan of Reorganization.

     IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

                                   CINCINNATI BELL INC.




                                   By:  /s/ John T. LaMacchia
                                      ------------------------------------------
                                        John T. LaMacchia, President
                                        and Chief Executive Officer


                                   CONVERGYS CORPORATION




                                   By:  /s/ James F. Orr
                                      ------------------------------------------
                                        James F. Orr, President
                                        and Chief Executive Officer

                           SUMMARY OF CBI FUNDING POLICY
                          METHODOLOGY FOR PENSION BENEFITS



     Establishment and periodical evaluation of the CBI funding policy require the determination of current asset and liability values, as well as simulating the financial operation of the pension plans in future years. A financial modeling system described below is used to develop a distribution of outcomes for the financial status of the pension plans in future periods.

     Accrued benefit and total projected benefit payment liabilities are actuarially calculated on the basis of existing plan obligations, and future liabilities are calculated by projecting future plan operation and experience, in accordance with reasonable actuarial methods and assumptions, over specified time periods. The determination of the current market value of plan assets is based upon market quotations of such values and upon professionally determined appraisal values. The determination of the distribution of potential future asset values for the plans is based upon assumed rates of return for each such asset class, as well as the variability of those returns (standard deviation) and the relative relationships across each asset class (correlation coefficient). Once a distribution of possible future asset values has been determined, the funding policy can be evaluated by determining the probability of there being adequate assets to meet pension liabilities in the future periods (e.g., 75% of the possible asset return scenarios in ten years will provide adequate assets to meet the actuarially determined pension liabilities). The expected rate of return for each principal asset class, as well as the mathematical factors used in adjusting each rate of return, are specified below.

     The computations based on this Schedule are made using the following assumptions:

     - All actuarial assumptions, including assumptions related to accrued liability, are identical to the assumptions to be used in the determination of required minimum contributions under ERISA for the plan year beginning on January 1, 1998.

     -    Level future eligible employee populations are assumed.

     -    No future employer contributions are assumed.

     - No transfers in or out of the Plan of liabilities or assets are assumed.

     - Only employees of companies participating in the plan before January 1, 1998 are taken into account.

     - All demographic experience is assumed to occur in accordance with the actuarial assumptions used to determine the minimum required contributions under ERISA for the plan year beginning January 1, 1998.

     - The Wilshire PENSIM model, incorporating ASA system enhancements, with benefits and present values determined by ASA in accordance with the assumptions and methods specified in this Schedule are used in the application of the CBI funding policy requirements.

                ASSET CLASS              EXPECTED RETURN            STAND. DEVIATION
          Large Cap Equities                  9.50%                     14.86%
          Small Cap Equities                 11.50%                     23.01%
          CBI Shares                         10.50%                     26.81%
          International Equities             11.00%                     18.87%
          Renaissance                         8.00%                     12.00%
          Domestic Bonds                      6.00%                      8.23%
          Convertible Bonds                   7.50%                     12.82%
          High-Yield Bonds                    7.00%                      8.39%
          International Bonds                 6.00%                     12.42%
          Real Estate                         6.00%                      6.93%
          Venture Capital                    12.00%                     24.54%
          Cash                                5.00%                      2.55%

                              CORRELATION COEFFICIENTS

                   LRG       SML                                                     HIGH
 ASSET CLASS       CAP       CAP       CBI      INTL             DMST      CONV      YIELD     INTL       REAL     VENT
                   EQUITY    EQUITY    SHRS     EQUIT   REN      BOND      BOND      BOND      BOND       ESTAT    CAP        CASH
 Large Cap
 Equities            1.00

 Small Cap
 Equities            0.82      1.00

 CBI Shares          0.40      0.34     1.00

 International
 Equities            0.46      0.40     0.20     1.00

 Renaissance         0.66      0.56     0.35     0.35    1.00

 Domestic
 Bonds               0.37      0.24     0.30     0.25    0.59      1.00

 Convertible
 Bonds               0.88      0.79     0.39     0.44    0.64      0.37      1.00

 High-Yield
 Bonds               0.50      0.42     0.25     0.28    0.45      0.42      0.48       1.00

 International
 Bonds              -0.04     -0.08     0.04     0.01    0.11      0.31     -0.04       0.07      1.00

 Real Estate        -0.06     -0.03     0.01    -0.12   -0.09     -0.21     -0.05      -0.14     -0.09     1.00

 Venture
 Capital             0.75      0.68     0.31     0.37    0.51      0.24      0.72       0.39     -0.06    -0.04       1.00

 Cash               -0.04     -0.03     0.07    -0.11    0.02     -0.03     -0.02      -0.09     -0.02     0.68      -0.04     1.00
